                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 6)*

                    Under the Securities Exchange Act of 1934

                            THE MEN'S WEARHOUSE, INC.
 ................................................................................
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
 ................................................................................
                         (Title of Class of Securities)

                                    587118100
 ................................................................................
                                 (CUSIP Number)

                                DECEMBER 31, 1998
 ................................................................................
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]     Rule 13d-1(b)
                  [ ]     Rule 13d-1(c)
                  [X]     Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------------------              ---------------------------------
CUSIP NO. 587118100                   13 G              Page 2 of 6 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
                 NAME OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
                 GEORGE ZIMMER 1988 LIVING TRUST

--------------------------------------------------------------------------------
                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
     2
                                                                            (b)
--------------------------------------------------------------------------------
                 SEC USE ONLY
     3

--------------------------------------------------------------------------------
                 CITIZENSHIP OR PLACE OF ORGANIZATION
     4
                 CALIFORNIA

--------------------------------------------------------------------------------
                        SOLE VOTING POWER
                    5
    NUMBER OF           4,097,783 SHARES(1)

     SHARES      ---------------------------------------------------------------
                        SHARED VOTING POWER
  BENEFICIALLY      6
                        -0-
      OWNED
                 ---------------------------------------------------------------
     BY EACH            SOLE DISPOSITIVE POWER
                    7
    REPORTING           4,097,783 SHARES(1)

      PERSON     ---------------------------------------------------------------
                        SHARED DISPOSITIVE POWER
       WITH         8
                        -0-

--------------------------------------------------------------------------------
                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
                 4,097,783 SHARES

--------------------------------------------------------------------------------
                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*
    10

--------------------------------------------------------------------------------
                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
                 11.8%

--------------------------------------------------------------------------------
                 TYPE OF REPORTING PERSON*
    12
                 00

--------------------------------------------------------------------------------

(1) George Zimmer, as Trustee of the George Zimmer 1988 Living Trust, is vested with the sole power to vote with respect to the securities held by the trust.

*        See Instructions

GEORGE ZIMMER 1988 LIVING TRUST                                PAGE 3 OF 6 PAGES

Item 1.  (a)  Name of Issuer:  The Men's Wearhouse, Inc.
              --------------

         (b)  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              40650 Encyclopedia Circle     and    5803 Glenmont Drive
              Fremont, California 94538            Houston, Texas 77081

Item 2.  (a)  Name of Person Filing:  George Zimmer 1988 Living Trust
              ---------------------

         (b)  Address of Principal Business Office or, if none, Residence:
              -----------------------------------------------------------
              40650 Encyclopedia Circle
              Fremont, California 94538

         (c)  Citizenship:  California
              -----------

         (d)  Title of Class of Securities:  Common Stock, $.01 par value
              ----------------------------

         (e)  CUSIP Number:  587118100
              ------------

Item 3.  Not Applicable.

Item 4.  (a)  Amount Beneficially Owned: 4,097,783 shares
              -------------------------

         (b)  Percent of Class:   11.8%
              ----------------

         (c)  Number of Shares as to Which Such Person Has:
              --------------------------------------------
              (i)   Sole Power to Vote or Direct the Vote:
                    -------------------------------------
                      4,097,783 shares

              (ii)  Shared Power to Vote or Direct the Vote:  -0-
                    ---------------------------------------

              (iii) Sole Power to Dispose or to Direct the Disposition of:
                    -----------------------------------------------------
                      4,097,783 shares

              (iv)  Shared Power to Dispose or to Direct the Disposition of: -0-
                    -------------------------------------------------------

Item 5.  Not Applicable

Item 6.  Not Applicable

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 12, 1999
                                          --------------------------------------
                                                          Date


                                                /s/ GEORGE ZIMMER
                                          --------------------------------------
                                                George Zimmer, as Trustee
                                             George Zimmer 1988 Living Trust


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---------------------------------              ---------------------------------
CUSIP NO. 587118100                   13 G              Page 4 of 6 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
                 NAME OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
                 GEORGE ZIMMER

--------------------------------------------------------------------------------
                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
     2
                                                                            (b)
--------------------------------------------------------------------------------
                 SEC USE ONLY
     3

--------------------------------------------------------------------------------
                 CITIZENSHIP OR PLACE OF ORGANIZATION
     4
                 USA

--------------------------------------------------------------------------------
                        SOLE VOTING POWER
                    5
   NUMBER OF            4,097,783 SHARES(1)

    SHARES       ---------------------------------------------------------------
                        SHARED VOTING POWER
 BENEFICIALLY       6
                        43,759 SHARES(2)
     OWNED
                 ---------------------------------------------------------------
    BY EACH             SOLE DISPOSITIVE POWER
                    7
   REPORTING            4,097,783 SHARES(1)

     PERSON      ---------------------------------------------------------------
                        SHARED DISPOSITIVE POWER
      WITH          8
                        -0-

--------------------------------------------------------------------------------
                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
                 4,141,542 SHARES

--------------------------------------------------------------------------------
                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*
    10

--------------------------------------------------------------------------------
                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
                 11.9%

--------------------------------------------------------------------------------
                 TYPE OF REPORTING PERSON*
    12
                 IN

--------------------------------------------------------------------------------

(1) Includes 4,097,783 shares held by the George Zimmer 1988 Living Trust, which George Zimmer, as trustee, has sole power to vote.

(2) Represents shares allocated to Mr. Zimmer's account in The Men's Wearhouse, Inc. Employee Stock Plan, with respect to which Mr. Zimmer may give the trustee of such Plan instructions as to how to vote.

*      See Instructions.


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


GEORGE ZIMMER                                                  PAGE 5 OF 6 PAGES


Item 1.  (a)  Name of Issuer:  The Men's Wearhouse, Inc.
              --------------

         (b)  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              40650 Encyclopedia Circle    and    5803 Glenmont Drive
              Fremont, California 94538           Houston, Texas 77081

Item 2.  (a)  Name of Person Filing:  George Zimmer
              ---------------------

         (b)  Address of Principal Business Office or, if none, Residence:
              -----------------------------------------------------------
              40650 Encyclopedia Circle
              Fremont, California 94538

         (c)  Citizenship:  USA
              -----------

         (d)  Title of Class of Securities:  Common Stock, $.01 par value
              ----------------------------

         (e)  CUSIP Number:  587118100
              ------------

Item 3.  Not Applicable.

Item 4.  (a)  Amount Beneficially Owned: 4,141,542 shares
              -------------------------

         (b)  Percent of Class: 11.9%
              ----------------

         (c)  Number of Shares as to Which Such Person Has:
              --------------------------------------------
              (i)      Sole Power to Vote or Direct the Vote: 4,097,783 shares
                       -------------------------------------

              (ii)     Shared Power to Vote or Direct the Vote:
                       ---------------------------------------
                         43,759 (represents shares allocated to Mr. Zimmer's account in The Men's Wearhouse, Inc. Employee Stock Plan with respect to which Mr. Zimmer may give instructions to the trustee of such plan as to how to vote)

              (iii)    Sole Power to Dispose or to Direct the Disposition of:
                       -----------------------------------------------------
                         4,097,783 shares

              (iv)     Shared Power to Dispose or to Direct the Disposition of:
                       -------------------------------------------------------
                         -0-

Item 5.  Not Applicable

Item 6.  Not Applicable

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 12, 1999
                                            ------------------------------------
                                                           Date

                                                    /S/ GEORGE ZIMMER
                                            ------------------------------------
                                                       George Zimmer


                                       -5-

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                                                               PAGE 6 OF 6 PAGES

                                    EXHIBIT A
                            AGREEMENT OF JOINT FILING


         The undersigned hereby agree that they are filing jointly, pursuant to Rule 13d-1(k)(1) of the Act, the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the shares of common stock of The Men's Wearhouse, Inc. held by the George Zimmer 1988 Living Trust and George Zimmer.


                                        GEORGE ZIMMER 1988 LIVING TRUST



                                        By      /s/ GEORGE ZIMMER, TRUSTEE
                                           -------------------------------------
                                                    George Zimmer, Trustee


                                                    /s/ GEORGE ZIMMER
                                           -------------------------------------
                                                        George Zimmer



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